UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 28, 2015

CHINA BIOLOGIC PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China

(Address of Principal Executive Offices)

86-10-6698-3166

Registrant's telephone number, including area code

____________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Guizhou Taibang Biological Products Co., Ltd. (“Guizhou Taibang”), a majority-owned subsidiary of China Biologic Products, Inc. (the “Company”), entered into a cooperation agreement (the “Cooperation Agreement”) among Guizhou Taibang, Xinjiang Deyuan Bioengineering Co., Ltd. (“Xinjiang Deyuan”), and the controlling shareholder of Xinjiang Deyuan (“Deyuan Shareholder”) on August 28, 2015. Pursuant to the Cooperation Agreement, (i) Xinjiang Deyuan agreed to sell to Guizhou Taibang no less than 500 tonnes of source plasma in batches over the next three years, and (ii) Guizhou Taibang agreed to provide Xinjiang Deyuan with an interest-bearing loan of a principal amount of RMB300 million (approximately US$47 million). The loan is due July 31, 2018 and is secured by a pledge of Deyuan Shareholder’s 58.02% equity interest in Xinjiang Deyuan. As required and approved by the local regulator, during the term of the Cooperation Agreement, Xinjiang Deyuan will also entrust the operation of its plasma collection stations to Guizhou Taibang.

During an earlier cooperation between Guizhou Taibang and Xinjiang Deyuan, Xinjiang Deyuan sold approximately 143 tonnes of source plasma and plasma pastes to Guizhou Taibang.

The Cooperation Agreement was prepared and executed in Chinese. The foregoing summary of the Cooperation Agreement is qualified in its entirety by reference to the summary translation thereof, which is included as Exhibit 10.1 to this current report and incorporated herein by reference.

Item 8.01 Other Events.

On September 2, 2015, the Company issued a press release announcing the entry into the Cooperation Agreement. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

10.1	Summary translation of the Cooperation Agreement dated August 28, 2015 made by and among Guizhou Taibang, Xinjiang Deyuan and Deyuan Shareholder

99.1	Press release issued by the Company dated September 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2015	CHINA BIOLOGIC PRODUCTS, INC.

	By:	/s/ David (Xiaoying) Gao
David (Xiaoying) Gao Chief Executive Officer